Exhibit 4.7

Financial Federal Credit Inc.
1300 Post Oak Boulevard, Suite 1300
Houston, Texas  77056

Note Agreement

U.S.$25,000,000 7.40% Series A Senior Notes
Due July 14, 2000
    and
U.S. $25,000,000 7.45% Series B Senior Notes
Due December 14, 2000

Dated as of
July 1, 1997

To the Purchaser named on
 Schedule I hereto which is
 a signatory of this Agreement

Ladies and Gentlemen:

The undersigned, Financial Federal Credit Inc., a Texas corporation (the "Company"), agrees with you as follows:

Section 1.	Description of Notes and Commitment.

	Section 1.1.	Description of Notes.  The Company will authorize the
issue and sale of (a) U.S.$25,000,000 aggregate principal amount of its 7.40% Series A Senior Notes (the "Series A Notes") to be dated the date of issue, to bear interest from such date at the rate of 7.40% per annum, payable semiannually on the first day of each June and December in each year (commencing on December 1, 1997) and at maturity and to bear interest on overdue principal (including any overdue optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest at the rate of 9.40% per annum after maturity, whether by acceleration or otherwise, until paid, to be expressed to mature on July 14, 2000, and to be substantially in the form attached hereto as Exhibit A-1, and (b) U.S.$25,000,000 aggregate principal amount of its 7.45% Series B Senior Notes (the "Series B Notes") to be dated the date of issue, to bear interest from such date at the rate of 7.45% per annum, payable semiannually on the first day of each June and December in each year (commencing on December 1, 1997) and at maturity and to bear interest on overdue principal (including any overdue optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest at the rate of 9.45% per annum after maturity, whether by acceleration or otherwise, until paid, to be expressed to mature on December 14, 2000, and to be substantially in the form attached hereto as Exhibit A-2. The Series A Notes and the Series B Notes are hereinafter collectively referred to as the "Notes"; and the term "Series" shall include all of the Series A Notes or all of the Series B Notes as the case may be. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the premium, if any, set forth in 2 of this Agreement. The term "Notes" as used herein shall include each Note delivered pursuant to this Agreement and the separate agreements with the other purchasers named in
Schedule I. You and the other purchasers named in Schedule I are hereinafter sometimes referred to as the "Purchasers".

	Section 1.2.	Commitment, Closing Date.  Subject to the terms and
conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to you, and you agree to purchase from the Company, Notes of the Series and in the principal amount set forth opposite your name on Schedule I hereto at a price of 100% of the principal amount thereof on the Closing Date hereinafter mentioned.
	Delivery of the Notes will be made at the offices of Chapman and Cutler, 111 West Monroe Street, Chicago, Illinois 60603, against payment therefor in Federal Reserve or other funds current and immediately available at the principal office of The Chase Manhattan Bank in New York, New York in the amount of the purchase price at 10:00 A.M., Houston time, on July 16, 1997
(the "Closing Date"). The Notes delivered to you on the Closing Date will be delivered to you in the form of a registered Note or registered Notes of each Series to be purchased by you in the form attached hereto as Exhibit A-1 or A-2, as appropriate, for the full amount of your purchase (unless different denominations are specified by you in writing at least three Business Days prior to the Closing Date), registered in your name or in the name of such nominee as you may specify, all as you may specify at any time prior to the date fixed for delivery.

	Section 1.3.	Other Agreements.  Simultaneously with the execution
and delivery of this Agreement, the Company is entering into similar agreements with the other Purchasers under which such other Purchasers agree to purchase from the Company the principal amount of Notes of the Series set opposite such Purchasers' names in Schedule I, and your obligation and the obligations of the Company hereunder are subject to the execution and delivery of the similar agreements by the other Purchasers. This Agreement and said similar agreements with the other Purchasers are herein collectively referred to as the "Agreements". The obligations of each Purchaser shall be several and not joint and no Purchaser shall be liable or responsible for the acts of any other Purchaser.

Section 2.	Prepayment of Notes.

	Section 2.1.	No Required Prepayments.  No prepayments shall be
required with respect to the Notes.

	Section 2.2.	Optional Prepayment.  Upon compliance with 2.4, the
Company shall have the privilege, on any interest payment date, of prepaying the outstanding Notes of either or both Series, at the Company's election, either in whole or in part (but if in part, then in units in multiples of U.S.$100,000) by payment of the principal amount of such Series of Notes, or portion thereof to be prepaid, and accrued interest thereon to the date of such prepayment, together with a premium equal to the Make-Whole Premium, determined five Business Days prior to the date of such prepayment.

	"Make-Whole Premium" shall mean, in connection with any prepayment of a Series of Notes, the excess, if any, of (i) the aggregate present value as of the date of such prepayment of each dollar of principal being prepaid and the amount of interest (exclusive of interest accrued to the date of prepayment) that would have been payable in respect of such dollar if such prepayment had not been made, determined by discounting such amounts at the Reinvestment Rate from the respective dates on which they would have been payable, over (ii)
100% of the principal amount of the outstanding Notes of such Series being prepaid. If the Reinvestment Rate is equal to or higher than 7.40%, with respect to the Series A Notes, or 7.45%, with respect to the Series B Notes, the Make-Whole Premium for such Series shall be zero.

	As to the Notes of either Series, "Reinvestment Rate" shall mean the sum of (x) .50% plus (y)(1) the yield reported on page "USD" of the Bloomberg Financial Market Service (or, if not available, any other nationally recognized trading screen reporting on-line intraday trading in United States government securities) at 10:00 a.m. (New York time) on the date of determination for United States government securities having a maturity
(rounded to the nearest month) corresponding to the Weighted Average Life to Maturity of the principal being prepaid, or (2) in the event that no such nationally recognized trading screen reporting on-line intraday trading in United States government securities is available, the arithmetic mean of the yields for the two columns under the heading "Week Ending" published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the Weighted Average Life to Maturity of the principal being prepaid. If no maturity exactly corresponds to such Weighted Average Life to Maturity, yields for the two published maturities most closely corresponding to such Weighted Average Life to Maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate pursuant to clause (y)(2) above, the most recent Statistical Release published prior to the date of determination of the premium hereunder shall be used.

	"Statistical Release" shall mean the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination hereunder, then such other reasonably comparable index which shall be designated by the holders of 66-2/3% in aggregate principal amount of the outstanding Notes (exclusive of any Notes held by a Restricted Subsidiary or an Affiliate).

	"Weighted Average Life to Maturity" of the principal amount of the Notes of either Series being prepaid or any other Indebtedness of the Company shall mean, as of the time of any determination thereof, the number of years obtained by dividing the then Remaining Dollar-years of such Indebtedness by the then outstanding principal amount of such Indebtedness; and the "Remaining Dollar-years" of any Indebtedness means at any time the amount obtained by (a) multiplying the amount of each then remaining installment, sinking fund, serial maturity or other required payment, including payment at final maturity, by the number of years (calculated to the nearest one-twelfth) which will elapse between the time in question and the making of that payment and
(b) totaling all of the products obtained in (a).

	Section 2.3	Prepayment upon Change of Control.  (a)  In the event the
Company has knowledge of a Change of Control Date or an impending Change of Control Date, the Company will give immediate written notice (a "Company
Notice") of such fact to all holders of the Notes.  The Company Notice shall
(i) describe the facts and circumstances of such Change of Control in reasonable detail, (ii) state that the Company will prepay all of the outstanding Notes, together with accrued interest to the date of prepayment and a premium equal to the Make-Whole Premium, if any, on the date specified in such Company Notice, (iii) refer to this 2.3 and the rights of each holder of the Notes to elect to forgo prepayment of all of the Notes held by it, and
(iv) set forth the date, which shall be not less than 30 days following the date of giving of the Company Notice nor after the later of (x) the Change of Control Date and (y) 60 days following the date of giving of the Company
Notice, on which the Company will make such prepayment. Each holder of the Notes shall have the right to elect not to have all of the Notes held by such holder prepaid, by written notice to the Company given within 21 days following receipt of the Company Notice. The Company shall on the prepayment date set forth in the Company Notice prepay the entire principal amount of the Notes as to which the holders thereof have not elected to forgo prepayment.

	(b)	In the event the Company fails to give the Company Notice as required above, upon the occurrence of a Change of Control Date, each holder of Notes shall have the right to require the Company to prepay all of the outstanding Notes, together with accrued interest thereon to the date of prepayment and a premium equal to the Make-Whole Premium. Notice of a required prepayment pursuant to this 2.3(b) shall be delivered by any holder of Notes to the Company not more than 30 days after such holder has actual knowledge of such Change of Control Date. The date of such prepayment shall be the same date as the Change of Control Date or, in the event the Change of Control Date shall have occurred prior to receipt of the notice from a holder of the Notes, then such prepayment together with accrued interest and a premium equal to the Make-Whole Premium, if any, thereon shall be on the Business Day designated in, and shall be not less than five nor more than ten days following the date of, such holder's notice. Upon receipt of such notice, the Company shall give immediate written notice of such declaration of prepayment to each other holder of Notes which shall set forth the date of prepayment. Each other holder shall have the right at any time prior to the date of prepayment designated pursuant to the preceding sentence to elect not to have all of the Notes held by such holder prepaid on such date of prepayment designated pursuant to the preceding sentence.

	Any prepayment of less than all of the outstanding Notes made pursuant to this 2.3 shall be applied to the payment in full of the Notes held by the holders not rejecting a notice of declaration of prepayment.

	Section 2.4.	Notice of Prepayments.  The Company will give notice
of any prepayment of the Notes pursuant to 2.2 to each holder thereof not less than 30 days nor more than 60 days before the date fixed for such optional prepayment specifying (i) such date, (ii) the section of this Agreement under which the prepayment is to be made, (iii) the principal amount of the holder's Notes of each Series to be prepaid on such date, and (iv) the estimated Make-Whole Premium, if any, and accrued interest applicable to the prepayment. Notice of prepayment having been so given, the aggregate principal amount of the Notes of each Series specified in such notice, together with the premium, if any, and accrued interest thereon shall become due and payable on the prepayment date. The Company will also give written notice to each holder of the Notes, by telecopy or other same day written communication, setting forth the computation and amount of any premium payable in connection with such prepayment at least three days prior to the date of such prepayment.

	Section 2.5.	Allocation of Prepayments.  All partial prepayments of
the Notes of either Series pursuant to the provisions of 2.2 shall be applied on all outstanding Notes of such Series ratably in accordance with the unpaid principal amounts thereof. Partial prepayments pursuant to the provisions of
2.3 shall be applied as provided therein.

	Section 2.6.	Direct Payment.  Notwithstanding anything to the
contrary in this Agreement or the Notes, in the case of any Note owned by a Purchaser or its nominee or owned by any other Qualified Holder who has given written notice to the Company requesting that the provisions of this Section shall apply, the Company will promptly and punctually pay when due the principal thereof and premium, if any, and interest thereon, without any presentment thereof (except as set forth in the immediately succeeding sentence) directly to such Purchaser or such subsequent Qualified Holder at the address of such Purchaser set forth in Schedule I or at such other address as such Purchaser or such subsequent Qualified Holder may from time to time designate in writing to the Company or, if a bank account is designated for such Purchaser on Schedule I hereto or in any written notice to the Company from such Purchaser or any such subsequent Qualified Holder, the Company will make such payments in immediately available funds to such bank account, marked for attention as indicated, or in such other manner or to such other account of such Purchaser or such Qualified Holder in any bank in the United States as such Purchaser or any such subsequent Qualified Holder may from time to time direct in writing. The holder of any Note agrees that upon the payment in full of the outstanding principal amount of, premium, if any, and interest on such Note, such holder shall, at the request of the Company, surrender such Note at the office of the Company where the Note Register is kept pursuant to
9.1. The holder of any Notes to which this Section applies agrees that in the event it shall sell or transfer any such Notes (i) it will, prior to the delivery of such Notes (unless it has already done so), make a notation thereon of all principal, if any, prepaid on such Notes and will also note thereon the date to which interest has been paid on such Notes, and (ii) it will promptly notify the Company of the name and address of the transferee of any Notes so transferred. As used in this 2.6 the term "Qualified Holder" shall mean a holder of not less than 5% of the then outstanding principal amount of the Notes.

Section 3.	Representations.

	Section 3.1.	Representations of the Company.  The Company
represents and warrants that all representations set forth in the form of certificate attached hereto as Exhibit B are true and correct as of the date hereof and are incorporated herein by reference with the same force and effect as though herein set forth in full.

	Section 3.2.	Representations of the Purchaser.  You represent, and
in entering into this Agreement the Company understands, that you are acquiring the Notes for the purpose of investment and not with a view to the resale or distribution thereof, and that you have no present intention of selling, negotiating or otherwise disposing of the Notes; provided that the disposition of your property shall at all times be and remain within your control. You understand that the Notes have not been registered under the Securities Act of 1933, as amended, or the "blue sky" or securities laws of any state or jurisdiction of the United States, and may be transferred only if so registered or if an exemption therefrom is available. You further understand that the Company is not required to so register the Notes. You further represent that at least one of the following statements is an accurate representation as to the source of funds to be used by you to purchase the
Notes:

	(a)	such source of funds is an "insurance company general account"
within the meaning of Department of Labor Prohibited Transaction Exemption ("PTE") 95-60 (issued July 12, 1995), and you have disclosed to the Company the names of such employee benefit plans with respect to which the amount of the general account reserves and liabilities for all contracts held by or on behalf of such plan exceed or are expected to exceed 10% of the total reserves and liabilities of such general account (exclusive of separate account liabilities) plus surplus, as set forth in your most recent annual statement in the form required by the National Association of Insurance Commissioners as filed with your state of domicile, as of the date of purchase (for the purpose of this clause (a), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan);

	(b)	all or a part of such funds constitute assets of one or more insurance company separate accounts, employee benefit plan trusts or a commingled employee benefit plan trust maintained by you, and you have disclosed to the Company the names of such employee benefit plans whose assets in such separate account or accounts exceed 10% of the total assets or are expected to exceed 10% of the total assets of such separate account or accounts as of the date of such purchase (for the purpose of this clause (b), all employee benefit plans maintained by the same employer or employee organization and invested in any such separate account or accounts are deemed to be a single plan);

	(c)	all or part of such funds constitute assets of a bank collective investment fund maintained by you, and you have disclosed to the Company the names of such employee benefit plans whose assets in such collective investment fund exceed 10% of the total assets or are expected to exceed 10% of the total assets of such fund as of the date of such purchase (for the purpose of this clause (c), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan);

	(d)	all or part of such funds constitute assets of one or more
employee benefit plans, each of which has been identified to the Company in writing;

	(e)	you are acquiring the Notes for the account of one or more pension funds, trust funds or agency accounts, each of which is a "governmental plan" as defined in Section 3(32) of ERISA;

	(f)	the source of funds is an "investment fund" managed by a
"qualified professional asset manager" or "QPAM" (as defined in Part V of PTE 84-14, issued March 13, 1984), provided that no other party to the transactions described in this Agreement and no "affiliate" of such other party (as defined in Section V(c) of PTE 84-14) has at this time, and during the immediately preceding one year has exercised the authority to appoint or terminate said QPAM as manager of the assets of any plan identified in writing pursuant to this clause (f) or to negotiate the terms of said QPAM's management agreement on behalf of any such identified plans; or

	(g)	if you are other than an insurance company, all or a portion of such funds consists of funds which do not constitute "plan assets".
The Company shall deliver a certificate on the Closing Date which certificate shall either state that (i) it is neither a "party in interest" (as defined in Title I, Section 3(14) of ERISA) nor a "disqualified person" (as defined in
Section 4975(e)(2) of the Code), with respect to any plan identified pursuant to paragraphs (a), (b), (c) or (d) above, or (ii) with respect to any plan identified pursuant to paragraph (f) above, neither it nor any "affiliate" (as defined in Section V(c) of PTE 84-14) is described in the proviso to said paragraph

		(f). As used in this 3.2, the terms "separate account", "employer securities", and "employee benefit plan" shall have the respective meanings assigned to them in ERISA and the term "plan assets" shall have the meaning assigned to it in Department of Labor Regulation 29 C.F.R. 2510.3-101.

Section 4.	Closing Conditions.

	Your obligation to purchase the Notes on the Closing Date shall be subject to the performance by the Company of its agreements hereunder which by the terms hereof are to be performed at or prior to the time of delivery of the Notes and to the following further conditions precedent:

	Section 4.1.	Closing Certificate.  Concurrently with the delivery
of Notes to you on the Closing Date, you shall have received a certificate of the Company dated the Closing Date, signed by the Chairman, Vice Chairman, President or a Vice President of the Company substantially in the form attached hereto as Exhibit B, the truth and accuracy of which shall be a condition to your obligation to purchase the Notes proposed to be sold to you.

	Section 4.2.	Legal Opinions.  Concurrently with the delivery of
Notes to you on the Closing Date, you shall have received from Chapman and Cutler, who are acting as your special counsel in this transaction, and from Troy H. Geisser, General Counsel of the Company, their respective opinions dated the Closing Date, in form and substance satisfactory to you, and covering the matters set forth in Exhibits C and D, respectively, hereto.

	Section 4.3.	Satisfactory Proceedings.  All proceedings taken in
connection with the transactions contemplated by this Agreement, and all documents necessary to the consummation thereof, shall be satisfactory in form and substance to you and your special counsel, and you shall have received a copy (executed or certified as may be appropriate) of all legal documents or proceedings taken in connection with the consummation of said transactions.

	Section 4.4.	Other Agreements.  On the Closing Date, the Company
shall have consummated the sale of the entire principal amount of the Notes scheduled to be sold on the Closing Date pursuant to this Agreement and the other agreements referred to in 1.3.

	Section 4.5.	Waiver of Conditions.  If on the Closing Date the
Company fails to tender to you the Notes to be issued to you on such date or if the conditions specified in this 4 have not been fulfilled, you may thereupon elect to be relieved of all further obligations under this Agreement. Without limiting the foregoing, if the conditions specified in this 4 have not been fulfilled, you may waive compliance by the Company with any such condition to such extent as you may in your sole discretion determine. Nothing in this 4.5 shall operate to relieve the Company of any of its obligations hereunder or to waive any of your rights against the Company.

Section 5.	Company Covenants.

	From and after the Closing Date and continuing so long as any amount remains unpaid on any Note:

	Section 5.1.	Corporate Existence, etc.  The Company will preserve
and keep in force and effect, and will cause each Restricted Subsidiary to preserve and keep in force and effect, its corporate existence and all licenses and permits necessary to the proper conduct of its business, except where the failure to maintain any such license or permit would not have a material adverse effect on the properties, business, profits or condition (financial or otherwise) of the Company and its Restricted Subsidiaries, taken as a whole; provided that the foregoing shall not prevent (x) any transaction permitted by 5.13, or (y) the Company from dissolving or liquidating any Restricted Subsidiary and distributing its assets to its shareholders so long as after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

	Section 5.2.	Insurance.  The Company will maintain, and will cause
each Restricted Subsidiary to maintain, insurance coverage by financially sound and reputable insurers in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties; provided that with respect to property leased to third parties, the obligations under this 5.2 may be satisfied by imposing the same upon the lessees of such property and by exercising such degree of supervision and enforcement of such obligations of such lessees as shall be commercially reasonable.

	Section 5.3.	Taxes, Claims for Labor and Materials, Compliance with
Laws. The Company will promptly pay and discharge, and will cause each Restricted Subsidiary promptly to pay and discharge, all lawful taxes, assessments and governmental charges or levies imposed upon the Company or such Restricted Subsidiary, respectively, or upon or in respect of all or any part of the property or business of the Company or such Restricted Subsidiary, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a lien or charge upon any property of the Company or such Restricted Subsidiary; provided the Company or such Restricted Subsidiary shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if failure to do so would not have a material adverse affect on the properties, business, profits or condition of the Company and its Restricted Subsidiaries, taken as a whole, or if (i) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings, and (ii) the Company or such Restricted Subsidiary shall set aside on its books, reserves deemed by it to be adequate with respect thereto.
 The Company will promptly comply and will cause each Restricted Subsidiary to comply with all laws, ordinances or governmental rules and regulations to which it is subject including, without limitation, the Occupational Safety and Health Act of 1970, ERISA and all laws, ordinances, governmental rules and regulations relating to environmental protection in all applicable jurisdictions, the violation of which might reasonably be expected to result in any lien or charge upon any property of the Company or any Restricted Subsidiary which might reasonably be expected to materially and adversely affect the properties, business, profits or condition (financial or otherwise) of the Company and its Restricted Subsidiaries, taken as a whole, unless the validity or applicability thereof is being contested in good faith by appropriate actions or proceedings, and the Company or such Restricted Subsidiary shall set aside on its books reserves deemed by it to be adequate with respect thereto.

	Section 5.4.	Maintenance, etc.  The Company will maintain, preserve
and keep, and will cause each Restricted Subsidiary to maintain, preserve and keep, its properties (other than property held for sale or lease) which are used or useful in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order and from time to time will make all necessary repairs, replacements, renewals and additions so that at all times the efficiency thereof shall be maintained unless and to the extent that failure to so maintain, preserve and keep certain properties will not have a material adverse affect on the properties, business, profits or condition (financial or otherwise) of the Company and its Restricted Subsidiaries, taken as a whole; provided, that with respect to property leased to third parties, the obligations under this 5.4 may be satisfied by imposing the same upon the lessees of such property and by exercising such degree of supervision and enforcement of such obligations as shall be commercially reasonable.

	Section 5.5.	Nature of Business.  Neither the Company nor any
Restricted Subsidiary will engage in any business other than the Finance
Business.

	Section 5.6.	Consolidated Adjusted Net Worth.  The Company will at
all times keep and maintain Consolidated Adjusted Net Worth at an amount not less than (i) in the case of its fiscal quarter ending April 30, 1997, U.S.$70,000,000, and (ii) in the case of each fiscal quarter thereafter, an amount equal to the sum of the amount required to be maintained in the immediately previous fiscal quarter plus 25% of Consolidated Net Income for such immediately previous fiscal quarter (but without deduction in the event of a deficit in Consolidated Net Income).

	Section 5.7.	Permitted Indebtedness.  The Company will not and will
not permit any Restricted Subsidiary to incur, create, issue, assume or permit to exist any Indebtedness other than:

(a)	Senior Debt;

(b)	Subordinated Debt outstanding on the date hereof and reflected on
Annex A to Exhibit B or permitted by 5.19;

(c)	Capital Debt outstanding on the date hereof and reflected on
Annex A to Exhibit B or permitted by 5.19;

	(d)	Guaranties of the Company or a Restricted Subsidiary;

	(e)	Capitalized Leases of the Company;

	(f)	liabilities (other than for borrowed money) incurred in the
regular operation of the Finance Business of the Company or a Restricted Subsidiary and not more than three months overdue, unless such overdue liabilities are either (i) less than U.S.$250,000 in any one case and less than U.S.$2,500,000 in the aggregate, or (ii) being contested in good faith by appropriate actions or proceedings and, with respect thereto, the Company or such Restricted Subsidiary shall have set aside on its books reserves deemed by it to be adequate; and

	(g)	Indebtedness of a Restricted Subsidiary to the Company or to a
Wholly-owned Restricted Subsidiary and Indebtedness of the Company to a Wholly-owned Restricted Subsidiary.

	Any corporation which becomes a Restricted Subsidiary after the date hereof shall for all purposes of this 5.7 be deemed to have created, assumed or incurred at the time it becomes a Restricted Subsidiary all Indebtedness of such corporation existing immediately after it becomes a Restricted Subsidiary.

	Section 5.8.	Limitations on Indebtedness.  (a) The Company will not
at any time permit both

		(i)	 the aggregate unpaid principal amount of Senior Obligations to exceed 600% of the sum of (A) Consolidated Adjusted Net Worth and (B) the
aggregate unpaid principal amount of Subordinated Debt; and

		(ii)	the aggregate unpaid principal amount of Total Debt to
exceed 750% of Consolidated Adjusted Net Worth.

	(b)	The Company will not at any time permit the aggregate unpaid amount of Priority Obligations to exceed 10% of Consolidated Adjusted Net Worth as at the end of the fiscal year of the Company then most recently ended.

	Section 5.9.	Sale or Discount of Receivables.  The Company will
not, and will not permit any Restricted Subsidiary to, enter into any Receivables Securitization Transaction; provided however the Company or any Restricted Subsidiary may enter into any Receivables Securitization Transaction so long as, after giving effect thereto and to the application of the proceeds thereof, the aggregate value of assets then subject to all Receivables Securitization Transactions does not exceed 40% of the sum of (i) the aggregate value of assets then subject to all Receivables Securitization Transactions, plus (without duplication) (ii) total assets of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles.

	Section 5.10.	Limitation on Liens.  The Company will not, and will
not permit any Restricted Subsidiary to, create or incur, or suffer to be incurred or to exist, any mortgage, pledge, security interest, encumbrance, lien or charge of any kind on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, or permit any Restricted Subsidiary to acquire, any property or assets upon conditional sales agreements or other title retention devices, except:

	(a)	liens for property taxes and assessments and/or governmental charges or levies and liens securing claims or demands of mechanics and materialmen; provided that payment thereof is not at the time required by 5.3;

	(b)	liens of or resulting from any judgment or award, (x) which, if unpaid would not otherwise be an Event of Default or (y) the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Restricted Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured and for which the Company or such Restricted
Subsidiary has set aside on its books reserves deemed by it to be adequate with respect thereto; provided, that the aggregate amount so secured by liens pursuant to this clause (b) shall not at any time exceed an amount equal to 10% of Consolidated Adjusted Net Worth;

	(c)	liens, charges, encumbrances and priority claims incidental to the conduct of business or the ownership of properties and assets (including warehousemen's and attorneys' liens and statutory landlords' liens) and deposits, pledges or liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money; provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

	(d)	minor survey exceptions or minor encumbrances, easements or
reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which do not materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries;

	(e)	mortgages, liens or security interests securing Indebtedness of a
Restricted Subsidiary to the Company;

	(f)	mortgages, liens or security interests securing Non-Recourse Debt;
provided that such mortgages, liens or security interests shall be limited to the property financed by such Non-Recourse Debt and the lease or security agreement to which such property is subject;

	(g)	mortgages, conditional sale contracts, security interests or other arrangements for the retention of title (including Capitalized Leases) incurred after the date hereof given to secure the payment of the purchase price incurred in connection with the acquisition of fixed assets useful and intended to be used in carrying on the business of the Company or a Restricted Subsidiary, which liens are incurred contemporaneously with or within 180 days after such acquisition, and liens existing on such fixed assets at the time of acquisition thereof or at the time of acquisition by the Company or a Restricted Subsidiary of any business entity then owning such fixed assets, whether or not such existing liens were given to secure the payment of the purchase price of the fixed assets to which they attach so long as they were not incurred, extended or renewed in contemplation of such acquisition;
provided that (i) the lien or charge shall attach solely to the property acquired or purchased, (ii) at the time of acquisition of such fixed assets, the aggregate amount remaining unpaid on all Indebtedness secured by liens on such fixed assets whether or not assumed by the Company or a Restricted
Subsidiary shall not exceed the lesser of the total purchase price or fair market value at the time of acquisition of such fixed assets (as determined in good faith by the Board of Directors of the Company) and (iii) all such Indebtedness shall comply with the applicable limitations provided in 5.8;

	(h)	liens incurred in connection with any Receivables Securitization
Transaction permitted by 5.9; provided that such liens attach solely to the accounts receivable subject to such Receivables Securitization Transaction;
and

	(i)	in addition to the liens permitted by the preceding paragraphs (a)
through (h) of this 5.10, liens securing Senior Debt of the Company or any Restricted Subsidiary; provided that such Senior Debt shall be permitted by 5.8.

	Section 5.11.	Dividends, Stock Purchases.  The Company will not
except as hereinafter provided:

	(a)	Declare or pay any dividends, either in cash or property, on any shares of its capital stock of any class (except dividends or other distributions payable solely in shares of capital stock of the Company); or

	(b)	Directly or indirectly, or through any Subsidiary, purchase, redeem or retire any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock or other securities convertible into stock; or

	(c)	Make any other payment or distribution, either directly or
indirectly or through any Subsidiary, in respect of its capital stock; or

	(d)	Purchase, redeem, prepay or otherwise retire or acquire the whole or any part of any issue of Capital Debt other than (i) in exchange for shares of capital stock of the Company or (ii) out of the proceeds of the concurrent issuance of Capital Debt permitted by 5.19 with a Weighted Average Life to Maturity equal to or greater than the longer of (A) the Weighted Average Life to Maturity of the Capital Debt being purchased, redeemed, prepaid or otherwise retired or acquired or (B) the Weighted Average Life to Maturity required by 5.19; or

	(e)	Purchase, redeem, prepay or otherwise retire or acquire the whole or any part of any issue of Subordinated Debt other than (i) in exchange for shares of capital stock of the Company or (ii) out of the proceeds of the concurrent issuance of Capital Debt or Subordinated Debt permitted by 5.8 and 5.19, in each case, with a Weighted Average Life to Maturity equal to or greater than the longer of (A) the Weighted Average Life to Maturity of the Subordinated Debt being purchased, redeemed, prepaid or otherwise retired or acquired or (B) the Weighted Average Life to Maturity required by 5.19.

(such declarations or payments of dividends, purchases, redemptions or retirements of capital stock or Capital Debt or Subordinated Debt and warrants, rights or options, and all such other distributions being herein collectively called "Restricted Payments"), if at such time or after giving effect thereto the aggregate amount of Restricted Payments made during the period from and after January 31, 1997, to and including the date of the making of the Restricted Payment in question, would exceed the sum of (i) U.S.$10,000,000 plus (ii) to the extent that Capital Debt outstanding on the date hereof is exchanged for capital stock of the Company, an amount equal to all interest which would have been payable with respect to such exchanged Capital Debt during the period from the date of such exchange to the date of any determination hereunder, plus (iii) the net cash proceeds to the Company from the issue or sale subsequent to January 31, 1997 of Capital Debt, Subordinated Debt or shares of capital stock of the Company or warrants, rights or options to purchase or acquire any shares of its capital stock, plus
(iv) 75% of Consolidated Net Income for such period, computed on a cumulative basis for said entire period (or if such Consolidated Net Income is a deficit figure, then minus 100% of such deficit).

	The Company will not declare any dividend which constitutes a Restricted Payment payable more than 60 days after the date of declaration thereof and will not declare or make any Restricted Payment if at such time or after giving effect thereto a Default or an Event of Default has occurred and is continuing.

	For the purposes of this 5.11 the amount of any Restricted Payment declared, paid or distributed in property of the Company shall be deemed to be the greater of the book value or fair market value (as determined in good faith by the Board of Directors of the Company) of such property at the time of the making of the Restricted Payment in question.

	Section 5.12.	Limitation on Sale and Leasebacks.  The Company will
not, and will not permit any Restricted Subsidiary to, enter into any arrangement whereby the Company or any Restricted Subsidiary shall sell or transfer any property owned by the Company or such Restricted Subsidiary to any Person other than the Company or a Restricted Subsidiary and thereupon the Company or any Restricted Subsidiary shall lease or intend to lease, as lessee, the same property, except that the Company or a Restricted Subsidiary may enter into such an arrangement if (i) such property is newly acquired or constructed property, (ii) the Company or such Restricted Subsidiary shall enter into such arrangement within 180 days following the acquisition or construction of such property, and (iii) after giving effect to the consummation of such arrangement, the aggregate sale price of the property subject to such arrangements entered into by the Company and its Restricted Subsidiaries since January 31, 1997 does not exceed 10% of the consolidated assets of the Company and its Restricted Subsidiaries, determined as of the end of the immediately preceding fiscal year.

	Section 5.13.	Mergers, Consolidations and Sales of Assets.

	(a)	The Company will not, and will not permit any Restricted
Subsidiary to (i) consolidate with or be a party to a merger with any other corporation or (ii) sell, discount, lease or otherwise dispose (other than in the ordinary course of business, which shall include the sale of participations in the Company's financing transactions) of all or any substantial part (as defined in paragraph (d) of this 5.13) of the assets of the Company and its Restricted Subsidiaries, provided, however, that:

	(1)	any Restricted Subsidiary may merge or consolidate with or into the Company or any other Wholly-owned Restricted Subsidiary or any corporation which, immediately after giving effect to such transaction, will become a Wholly-owned Restricted Subsidiary so long as in any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation;

	(2)	the Company may, subject to the provisions of 2.3, consolidate with, or merge into, another corporation or sell, lease or dispose of all or substantially all of its assets to another corporation if

	(i)	either (x) the Company is the surviving or continuing corporation in such merger or consolidation or (y) if the Company is not the surviving or continuing corporation, the corporation formed by such consolidation or into which the Company is merged or the corporation that acquires or leases, all or substantially all of the assets of the Company (the "New Company") shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume, in an instrument executed and delivered to the holders of all the Notes (in form not unsatisfactory to the holder or holders of 33-1/3% or more of the aggregate unpaid principal amount of the Notes at the time outstanding, exclusive of any Notes held by a Restricted Subsidiary or Affiliate), the due and punctual payment of the principal of and premium, if any, and interest on, the Notes and the due observance and performance of each of the covenants and other terms of the Notes and this Agreement to be observed or performed by the Company; and

	(ii)	immediately after such transactions, and after giving effect thereto, no Default or Event of Default would exist; and

	(3)	any Restricted Subsidiary may sell, lease or otherwise dispose of all or any substantial part of its assets to the Company or any other Wholly-owned Restricted Subsidiary.

	(b)	The Company will not permit any Restricted Subsidiary to issue or sell any shares of stock of any class (including as "stock" for the purposes of this 5.13, any warrants, rights or options to purchase or otherwise acquire stock or other Securities exchangeable for or convertible into stock) of such Restricted Subsidiary to any Person other than the Company or a Wholly-owned Restricted Subsidiary if, as a result thereof, the Restricted Subsidiary issuing or selling its stock ceases to be a Restricted Subsidiary.

(c)	The Company will not, and will not permit any Restricted
Subsidiary to, sell, transfer or otherwise dispose of (x) any shares of stock in any Restricted Subsidiary if, as a result thereof, the Restricted Subsidiary whose stock is being sold, transferred or disposed of ceases to be a Restricted Subsidiary, or (y) any Indebtedness of any Restricted Subsidiary, unless:

	(1)	simultaneously with such sale, transfer, or disposition, all shares of stock and all Indebtedness of such Restricted Subsidiary at the time owned by the Company and by every other Subsidiary shall be sold, transferred or disposed of as an entirety;

	(2)	the Board of Directors of the Company shall have determined, as evidenced by a resolution thereof, that the retention of such stock and Indebtedness is no longer in the best interests of the Company;

	(3)	such stock and Indebtedness is sold, transferred or otherwise disposed of to a Person, for a cash consideration and on terms reasonably deemed by the Board of Directors to be adequate and satisfactory;

	(4)	the Restricted Subsidiary being disposed of shall not have any continuing investment in the Company or any other Restricted Subsidiary not being simultaneously disposed of; and

	(5)	such sale or other disposition does not involve a substantial part
(as hereinafter defined) of the assets of the Company and its Restricted Subsidiaries.

	(d)	As used in this 5.13, a sale, discount, lease or other disposition of assets shall be deemed to be a "substantial part" of the assets of the Company and its Restricted Subsidiaries if the book value of such assets, when added to the book value of all other assets sold, leased or otherwise disposed of by the Company and its Restricted Subsidiaries (other than in the ordinary course of business) during the fiscal year in which such sale, lease or other disposition occurs, exceeds 10% of consolidated assets of the Company and its Restricted Subsidiaries, determined as of the end of the immediately preceding fiscal year. The book value of assets sold, leased or otherwise disposed of shall be excluded from the calculation of "substantial part" if (A) (i) such disposition shall be for an amount not less than the fair market value of such assets as determined in good faith by the board of directors of the Company,
(ii) after giving effect to such disposition, no Default or Event of Default shall have occurred and be continuing, and (iii) within 180 days of such disposition an amount equal to the net proceeds received from such sale shall be used to (x) acquire property, plant or equipment used or useful in carrying on the business of the Company and its Restricted Subsidiaries, or (y) retire Senior Debt of the Company or any Restricted Subsidiary, (B) such disposition is a sale and leaseback transaction permitted by 5.12, or (C) such disposition is a Receivables Securitization Transaction permitted by 5.9. For purposes of the immediately preceding sentence, any prepayment of the Notes shall be pursuant to 2.2.

	Section 5.14.	Guaranties.  The Company will not and will not permit
any Restricted Subsidiary to become or be liable in respect of any Guaranty except Guaranties of the Company or a Restricted Subsidiary which are limited in amount to a stated maximum dollar exposure and included in Senior Obligations or Subordinated Obligations.

	Section 5.15.	Repurchase of Notes.  Neither the Company nor any
Restricted Subsidiary or Affiliate, directly or indirectly, may repurchase or make any offer to repurchase any Notes unless the offer has been made to repurchase Notes, pro rata, from all holders of the Notes at the same time and upon the same terms. In case the Company repurchases any Notes, such Notes shall thereafter be cancelled and no Notes shall be issued in substitution therefor.

	Section 5.16.	Transactions with Affiliates.  The Company will not,
and will not permit any Restricted Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Restricted Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would obtain in a comparable arm's-length transaction with a Person other than an Affiliate.

	In the event a Restricted Subsidiary is redesignated as an Unrestricted Subsidiary pursuant to 5.23(b)(i), all transactions and arrangements between such Subsidiary and the Company or any Restricted Subsidiary which occurred or existed at any time during the 12-month period ending with the date of such redesignation shall, for purposes of this Section, be deemed to have been entered into immediately after such redesignation.

	Section 5.17.	Investments.  The Company will not, and will not
permit any Restricted Subsidiary to, make any investments in or loans, advances or extensions of credit to, any Person, except:

	(a)	investments, loans and advances by the Company and its Restricted
Subsidiaries in and to Restricted Subsidiaries, including any investment in a corporation which, after giving effect to such investment, will become a Restricted Subsidiary and loans and advances by a Wholly-owned Restricted Subsidiary to the Company;

	(b)	investments, maturing in five years or less from the date of acquisition, in bills, notes and bonds of the United States of America, or any agency thereof;

	(c)	investments in corporate debt obligations, maturing within twelve months or less from the date of acquisition, which (i) are issued by corporations having substantially all of their assets located in the United States, and (ii) at the time of acquisition, are accorded one of the two highest ratings by a Qualified Rating Agency;

	(d)	investments in commercial paper which is issued by corporations having substantially all of their assets located in the United States, and which matures in 270 days or less from the date of acquisition and, at the time of acquisition, is accorded one of the two highest ratings by a Qualified Rating Agency;

	(e)	investments in certificates of deposit, maturing within twelve months or less from the date of acquisition, issued by commercial banks located in the United States having capital, surplus and undivided profits aggregating more than U.S.$100,000,000 and accorded at the time of acquisition one of the two highest ratings by a Qualified Rating Agency;

	(f)	investments in marketable obligations, maturing within three years or less from the date of acquisition, of any state, territory or possession of the United States of America or any political subdivision of any of the foregoing, or the District of Columbia, which are, at the time of acquisition, accorded one of the two highest ratings by a Qualified Rating Agency;

	(g)	investments in certificates of deposit which are denominated in
U.S. dollars, maturing within 7 days or less from the date of acquisition, issued by (i) commercial banks located in Canada, Japan or in a country which was a member of the European Economic Community on the Closing Date, having capital, surplus and undivided profits aggregating more than the equivalent of U.S.$250,000,000, and having outstanding unsecured long-term indebtedness which, at the time of acquisition, is accorded one of the two highest ratings by a Qualified Rating Agency, or (ii) off-shore subsidiaries of United States banks qualifying under paragraph (e) of this 5.17;

	(h)	investments evidenced by repurchase agreements providing for the repurchase within 7 days from the date of the making of such investment of obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America which agreements are issued by a bank qualifying under paragraph (e) of this 5.17;

	(i)	interest rate exchange agreements, or interest rate cap, floor and collar agreements, (collectively, "Interest Rate Protection Agreements");
provided that, (1) such Interest Rate Protection Agreements are not entered into for the purpose of hedging one or more Interest Rate Protection
Agreements which themselves are hedges of certain risks to the Company or any Restricted Subsidiary, and (2) any such Interest Rate Protection Agreements shall be entered into (x) solely for the purpose of hedging against changes in prevailing interest rates and not for purposes of speculation, and (y) only with commercial or investment banks having outstanding unsecured long-term indebtedness which, at the effective date of such Interest Rate Protection Agreement, is accorded at a rating of "A" or better by a Qualified Rating
Agency or insurance companies which are accorded a rating of A-XII, or better, by A.M. Best Co. (or an equivalent rating by another nationally recognized insurance rating agency of similar standing if A.M. Best Co. is not then in the business of rating insurance companies);

	(j)	receivables arising in the ordinary course of the Finance
Business; and

	(k)	other investments, loans and advances (in addition to those
permitted by the foregoing provisions of this 5.17); provided that the aggregate amount of all such other investments, loans and advances at any time owned by the Company and its Restricted Subsidiaries shall not exceed an amount equal to 15% of Consolidated Adjusted Net Worth.

	In valuing any investments, loans and advances for the purpose of applying the limitations set forth in this 5.17, such investments, loans and advances shall be valued at cost less (i) any net return of capital through the sale or liquidation thereof or other return of capital thereon, and (ii) decreases in value charged against Consolidated Adjusted Net Income, or directly against Consolidated Adjusted Net Worth, subsequent to July 31, 1996.

	For purposes of this 5.17, (i) at any time when a corporation becomes a Restricted Subsidiary, all investments of such corporation at such time shall be deemed to have been made by such corporation, as a Restricted Subsidiary, at such time; and (ii) all investments of the Company and its Restricted Subsidiaries in a Restricted Subsidiary which is redesignated as an Unrestricted Subsidiary pursuant to 5.23(b)(i) shall be deemed to have been made immediately after such redesignation.

	Section 5.18.	Pension Plans.  The Company will not and will not
permit any Subsidiary to (i) permit any employee benefit plan maintained by it to be terminated in a manner reasonably likely to result in the imposition of a lien on any property of the Company or any Subsidiary pursuant to Section 4068 of ERISA, or (ii) permit the present value of all benefits vested under all such plans to exceed the value of the assets of such plans allocable to such vested benefits by an amount greater than U.S.$500,000 in the aggregate.

	Section 5.19.	Issuance of Subordinated Debt or Capital Debt.  The
Company will not create, issue, assume, guarantee or in any manner become liable after the date hereof in respect of any Subordinated Debt or Capital Debt unless such Subordinated Debt or Capital Debt shall have a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Notes.

	Section 5.20.	Voluntary Retirement of Subordinated Debt or Capital
Debt. The Company will not, except as permitted under 5.11, directly or indirectly or through any Subsidiary, purchase, redeem or otherwise retire or acquire prior to the respective stated maturities thereof, the whole or any part of any issue of Subordinated Debt or Capital Debt except in accordance with the applicable provisions thereof or of any indenture, agreement or similar instrument under or pursuant to which such Subordinated Debt or Capital Debt has been issued, unconditionally requiring payments into a sinking fund, periodic prepayments, or other analogous payments for the amortization of such Subordinated Debt or Capital Debt.

	Section 5.21.	Amendment of Subordinated Debt or Capital Debt.  The
Company will not, at any time, be a party to any amendment or modification of any payment or subordination provisions applicable to Subordinated Debt or Capital Debt other than an amendment or modification which extends the Weighted Average Life to Maturity thereof, reduces the interest rate thereon or further subordinates such Subordinated Debt or Capital Debt.

	Section 5.22.	Reports and Rights of Inspection.  The Company will
keep, and will cause each Subsidiary to keep, proper books of record and account in which full and correct entries will be made of all dealings or transactions of or in relation to the business and affairs of the Company or such Subsidiary, in accordance with generally accepted accounting principles consistently maintained (except for changes disclosed in the financial statements furnished to you pursuant to this 5.22 and concurred in by the independent public accountants referred to in 5.22(b) hereof), and will furnish to you so long as you are the holder of any Note and to each other institutional holder of the then outstanding Notes (in duplicate if so specified below or otherwise requested):

	(a)	Quarterly Statements.  As soon as available and in any event within 60 days after the end of each quarterly fiscal period (except the last) of each fiscal year, one copy of:

	(1)	consolidated and consolidating balance sheets of the Company and its Restricted Subsidiaries as of the close of such quarter setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year,

	(2)	consolidated and consolidating statements of income and retained earnings of the Company and its Restricted Subsidiaries for such quarterly period, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, and

	(3)	consolidated and consolidating statements of cash flows of the
Company and its Restricted Subsidiaries for the portion of the fiscal year ending with such quarter, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified, on behalf of the Company, by an authorized financial officer thereof, as having been prepared in accordance with generally accepted accounting principles and presenting fairly, in all material respects, the financial condition of the Company and its Restricted Subsidiaries, subject to year-end audit adjustments;

	(b)	Annual Statements.  As soon as available and in any event within
120 days after the close of each fiscal year of the Company, one copy of:

	(1)	consolidated and consolidating balance sheets of the Company and its Restricted Subsidiaries as of the close of such fiscal year, and

	(2)	consolidated and consolidating statements of income and retained earnings and cash flows of the Company and its Restricted Subsidiaries for such fiscal year,

in each case setting forth in comparative form the consolidated figures for the preceding fiscal year, all in reasonable detail and accompanied by a report thereon of Eisner & Lubin or a firm of independent public accountants of recognized national or regional standing selected by the Company to the effect that the consolidated financial statements have been prepared in accordance with generally accepted accounting principles and present fairly, in all material respects, the financial condition of the Company and its Restricted Subsidiaries and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards and accordingly includes such tests of the accounting records and such other auditing procedures as were considered necessary to provide a reasonable basis for the opinion expressed in the report;

	(c)	Audit Reports.  Promptly upon receipt thereof, one copy of each interim or special audit made by independent accountants of the books of the Company or any Restricted Subsidiary and one copy of any response by the Company or such Restricted Subsidiary to any such interim or special audit;

	(d)	SEC and Other Reports.  Promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Company to stockholders generally and of each regular or periodic report, and any registration statement or prospectus filed by the Company or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency, and, to the extent that such proceedings, if determined adversely, might reasonably be expected to have a material, adverse affect on the properties, business, profits or conditions of the Company and its Restricted Subsidiaries, taken as a whole, copies of any orders in any proceedings to which the Company or any of its Subsidiaries is a party, issued by any governmental agency, Federal or state, having jurisdiction over the Company or any of its Subsidiaries;

	(e)	Requested Information.  With reasonable promptness, such other data and information as you or any such institutional holder may reasonably request;

	(f)	Officer's Certificates.  Within the periods provided in paragraphs
(a) and (b) above, a certificate of the Company signed by an authorized financial officer of the Company stating that such officer has reviewed the provisions of this Agreement and setting forth: (i) the information and computations (in sufficient detail) required in order to establish whether the Company was in compliance with the requirements of 5.6 through 5.21, inclusive, at the end of the period covered by the financial statements then being furnished, and (ii) whether there existed as of the date of such financial statements and whether, to the best of such officer's knowledge, there exists on the date of the certificate or existed at any time during the period covered by such financial statements any Default or Event of Default and, if any such condition or event exists on the date of the certificate, specifying the nature and period of existence thereof and the action the Company is taking and proposes to take with respect thereto;

	(g)	Accountants' Certificates.  Within the period provided in
paragraph (b) above, a certificate of the accountants who render an opinion with respect to such financial statements, stating that nothing came to their attention that caused them to believe that the Company failed to comply with any term, covenant, provision or condition of this Agreement and stating further whether, in making their audit, such accountants have become aware of any Default or Event of Default under any of the terms or provisions of this Agreement insofar as any such terms or provisions pertain to or involve accounting matters or determinations, and if any such condition or event then exists, specifying the nature and period of existence thereof;

	(h)	Unrestricted Subsidiaries.  Within the period provided in
paragraph (b) above, financial statements of the character and for the date and period as in said paragraph (b) provided covering each Unrestricted Subsidiary (or groups of Unrestricted Subsidiaries on a consolidated basis); and

	(i)	Receivables Reports.  Within the period provided in paragraph (a)
above with respect to the second fiscal quarter in each fiscal year of the Company and within the period provided in paragraph (b) above with respect to each fiscal year of the Company, a report with respect to accounts receivable of the Company and its Restricted Subsidiaries providing information regarding delinquencies, repossessions and charge-offs.

	Without limiting the foregoing, the Company will permit you, so long as you are the holder of any Note, and each institutional holder of the then outstanding Notes who is not a Competitor (or such Persons as either you or such holder may designate), to visit and inspect any of the properties of the Company or any Subsidiary, to examine all their books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, employees, and independent public accountants (and by this provision the Company authorizes said accountants to discuss with you the finances and affairs of the Company and its Subsidiaries) all at such reasonable times and as often as may be reasonably requested. The Company shall not be required to pay or reimburse you or any such holder for expenses which you or such holder may incur in connection with any such visitation or inspection so long as no Default or Event of Default shall have occurred and be continuing.

	For the purposes of this paragraph, "Confidential Information" means information delivered to you by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was delivered to you prior to the Closing Date or was clearly marked or labeled or otherwise adequately identified when received by you as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to you prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by you or any person acting on your behalf, (c) otherwise becomes known to you other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to you under this Section that are otherwise publicly available. You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, provided that you may deliver or disclose Confidential Information to (i) your directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes), (ii) your financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this paragraph, (iii) any other holder of any Note, (iv) any Institutional Investor to which you sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this paragraph), (v) any Person from which you offer to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this paragraph), (vi) any federal or state regulatory authority having jurisdiction over you, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio or
(viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation, order, policy or investigation applicable to you, (x) in connection with or in response to any subpoena or other legal process, (y) in connection with any litigation to which you are a party or (z) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this paragraph as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this paragraph.

	Section 5.23.	Restricted Subsidiaries.

	(a)	Limitation on Restrictive Covenants. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

	(i)	pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

	(ii)	make loans or advances to the Company or any Restricted
Subsidiary; or

	(iii)	transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

	(b)	Designation of Subsidiaries. (i) The Board of Directors of the
Company may at any time and from time to time, upon not less than 15 days' prior written notice given to each holder of a Note, designate a Restricted Subsidiary as an Unrestricted Subsidiary; provided that (x) such Restricted Subsidiary has not previously been designated an Unrestricted Subsidiary pursuant to this 5.23(b)(i) and (y) at the time of such designation and after giving effect thereto no Default or Event of Default shall have occurred and be continuing.

	(ii)	The Board of Directors of the Company may at any time and from time to time, upon not less than 15 days' prior written notice given to each holder of a Note, designate an Unrestricted Subsidiary as a Restricted Subsidiary; provided that (x) such Unrestricted Subsidiary has not previously been designated a Restricted Subsidiary pursuant to this 5.23(b)(ii) and
(y) at the time of such designation and after giving effect thereto no Default or Event of Default shall have occurred and be continuing.

	(iii)	Any notice of designation pursuant to this 5.23(b) shall be
accompanied by a certificate signed by an authorized financial officer of the Company demonstrating by calculations in reasonable detail that the provisions of this 5.23(b) have been complied with in connection with such designation and setting forth the name of each other Subsidiary (if any) which has or will become an Unrestricted Subsidiary or a Restricted Subsidiary, as the case may be, as a result of any such designation.

Section 6.	Events of Default and Remedies Therefor.

	Section 6.1.	Events of Default.  Any one or more of the following
shall constitute an "Event of Default" as the term is used herein:

	(a)	Default shall occur in the payment of interest on any Note when the same shall have become due and such default shall continue for more than five Business Days; or

	(b)	Default shall occur in the making of any payment of the principal of any Note or the premium thereon at the expressed or any accelerated maturity date or at any date fixed for prepayment; or

	(c)	Default shall be made in the payment of the principal of or
interest on any Indebtedness of the Company or any Restricted Subsidiary, aggregating in excess of U.S.$2,000,000, as and when the same shall become due and payable by the lapse of time, by declaration, by call for redemption or otherwise, and such default shall continue beyond the period of grace, if any, allowed with respect thereto; or

	(d)	Default or the happening of any event shall occur under any
indentures, agreements, or other instruments under which any Indebtedness of the Company or any Restricted Subsidiary aggregating in excess of U.S.$2,000,000 is outstanding if the effect of such default or happening is to cause the acceleration of the maturity of any Indebtedness of the Company or any Restricted Subsidiary outstanding thereunder; or

	(e)	Default shall occur in the observance or performance of any
covenant or agreement contained in 5.6 through 5.21, hereof; or

	(f)	Default shall occur in the observance or performance of any other provision of this Agreement and continue for more than 30 days after the earlier of (i) notice of such default being given to the Company by any holder of a Note, or (ii) such default becoming known to the Chairman, Vice Chairman, President, Executive Vice President, Chief Financial Officer or Treasurer of the Company; or

	(g)	If any representation or warranty made by the Company herein, or made by the Company in any written statement or certificate furnished by the Company in connection with the consummation of the issuance and delivery of the Notes or furnished by the Company pursuant hereto, is untrue in any material adverse respect as of the date of the issuance or making thereof; or

	(h)	One or more final judgments for the payment of money aggregating in excess of U.S.$2,000,000 is or are outstanding against the Company or any Restricted Subsidiary or against any property or assets of either and such judgment or judgments have remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 30 days from the date of its or their entry; or

	(i)	The Company or any Restricted Subsidiary becomes insolvent or bankrupt, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or the Company or any Restricted Subsidiary applies for or consents to the appointment of a custodian, trustee or receiver for the Company or such Restricted Subsidiary or for the major part of the property of either; or

	(j)	A custodian, trustee or receiver is appointed for the Company or any Restricted Subsidiary or for the major part of the property of either and is not discharged within 60 days after such appointment; or

	(k)	Bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against the Company or any Restricted Subsidiary and, if instituted against the Company or any Restricted Subsidiary, remain in effect for more than (x) 60 days after such institution if such proceedings are instituted by a holder of Indebtedness of the Company or a Restricted Subsidiary for borrowed money, or (y) 120 days after such institution if such proceedings are instituted by any Person other than a holder of such Indebtedness for borrowed money and, in each such case, are not being contested by the Company or such Restricted Subsidiary in good faith by appropriate actions or proceedings.

	Section 6.2.	Notice to Holders.  When any Event of Default
described in the foregoing 6.1 has occurred, or if the holder of any Note or of any other evidence of Indebtedness of the Company outstanding in the principal amount of U.S.$500,000, or more, gives any notice or takes any other action with respect to a claimed default, the Company agrees to give notice within three Business Days of such Event of Default or such notice or action to all holders of the Notes then outstanding, such notice to be in writing and sent by registered or certified mail or by telefacsimile.

	Section 6.3.	Acceleration of Maturities.  When any Event of Default
described in paragraph (a) or (b) of 6.1 has happened and is continuing, any holder of any Note may, and when any Event of Default described in paragraphs
(c) through (h), inclusive, of said 6.1 has happened and is continuing, the holder or holders of 33-1/3% or more of the principal amount of Notes at the time outstanding (exclusive of any Notes held by a Restricted Subsidiary or Affiliate) may, by notice in writing sent by registered or certified mail to the Company, declare the entire principal and all interest accrued on all Notes to be, and all Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in paragraphs (i) through (k), inclusive, of 6.1 has occurred, then all outstanding Notes shall immediately become due and payable without presentment, demand or notice of any kind. Upon the Notes becoming due and payable as a result of any Event of Default as aforesaid, the Company will forthwith pay to the holders of the Notes the entire principal and interest accrued on the Notes and, to the extent permitted by law, a premium in the amount which would be payable if the Company then had elected to prepay the Notes pursuant to 2.2. No course of dealing on the part of any holder of the Notes nor any delay or failure on the part of any holder of the Notes to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder's rights, powers and remedies. The Company further agrees, to the extent permitted by law, to pay to the holder or holders of the Notes all costs and expenses incurred by them in the collection of any Notes upon any default hereunder or thereon, including reasonable compensation to such holder's or holders' attorneys for all services rendered in connection therewith.

	Section 6.4.	Rescission of Acceleration.  The provisions of 6.3 are
subject to the condition that if the principal of and accrued interest on all or any outstanding Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default described in paragraphs (c) through (k), inclusive, of 6.1, the holders of 67% in aggregate principal amount of the Notes then outstanding (exclusive of any Notes held by a Restricted Subsidiary or Affiliate) may, by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof; provided that at the time such declaration is annulled and rescinded:

	(a)	no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement;

	(b)	all arrears of interest upon all the Notes and all other sums payable under the Notes and under this Agreement (except any principal, interest or premium on the Notes which has become due and payable solely by reason of such declaration under 6.3) shall have been duly paid; and

	(c)	each and every other Default and Event of Default shall have been made good, cured or waived pursuant to 7.1;

and provided further, that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereto.



Section 7.	Amendments, Waivers and Consents.

	Section 7.1.	Consent Required.  Any term, covenant, agreement or
condition of this Agreement may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the holders of at least 51% in aggregate principal amount of outstanding Notes (exclusive of any Notes held by a Restricted Subsidiary or Affiliate); provided that without the written consent of the holders of all of the Notes then outstanding, no such waiver, modification, alteration or amendment shall be effective (i) which will change the time of payment of the principal of or the interest on any Note or reduce the principal amount thereof or change the rate of interest thereon, or (ii) which will change any of the provisions with respect to optional prepayments, or (iii) which will amend or modify the provisions of 2.3 hereof or the definition of the term "Change of Control" set forth in 8.1 hereof, or (iv) which will change the percentage of holders of the Notes required to consent to any such amendment, alteration or modification or any of the provisions of this 7.

	Section 7.2.	Solicitation of Noteholders.  The Company will not
solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement or the Notes unless each holder of the Notes (irrespective of the amount of Notes then owned by it) shall be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this 7.2 shall be delivered by the Company to each holder of outstanding Notes forthwith following the date on which the same shall have been executed and delivered by the holder or holders of the requisite percentage of outstanding Notes. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any holder of the Notes as consideration for or as an inducement to the entering into by any holder of the Notes of any waiver or amendment of any of the terms and provisions of this Agreement unless such remuneration is concurrently paid, on the same terms, ratably to the holders of all of the Notes then outstanding.

	Section 7.3.	Effect of Amendment or Waiver.  Any such amendment or
waiver shall apply equally to all of the holders of the Notes and shall be binding upon them, upon each future holder of any Note and upon the Company, whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

Section 8.	Interpretation of Agreement; Definitions.

	Section 8.1.	Definitions.  Unless the context otherwise requires,
the terms hereinafter set forth when used herein shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

	The term "affiliate" shall mean with respect to any Person any other Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such first Person, (ii) which beneficially owns or holds 10% or more of any class of the Voting Stock of such first Person or (iii) 10% or more of the Voting Stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest) of which is beneficially owned or held, directly or indirectly or through any subsidiary, by such first Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise. The term "Affiliate" shall mean any affiliate of the Company other than a Wholly-owned Restricted Subsidiary.

	"Approved Owners" shall mean (i) Bernard G. Palitz, Clarence Y. Palitz, Jr., Michael C. Palitz, Richard W. Radom, Paul Sinsheimer and W. Michael Gallagher; (ii) the spouses, lineal descendants and spouses of the lineal descendants of the persons named in clause (i); and (iii) the estates or legal representatives of the persons named in clause (i) and (ii).

	"Business Day" shall mean a day other than a Saturday, a Sunday or, in the case of any Note with respect to which the provisions of 2.6 hereof are applicable, a day on which the bank designated by the holder of such Note to receive payments on such Note for such holders account is, or banks located in the State of New York are, required by law (other than a general banking moratorium or holiday for a period exceeding four consecutive days) to be closed.

	"Capital Debt" shall mean all unsecured Indebtedness of the Company which (i) has been issued and sold to, and is owned and held by, Financial Federal, (ii) bears interest at a rate which is no less favorable to the Company than would be obtainable in an arm's length transaction with a Person other than an Affiliate, and (iii) contains or has applicable thereto subordination provisions substantially in the form set forth in Exhibit F attached hereto or such other provisions as may be approved in writing by the holders of not less than 66-2/3% in aggregate principal amount of the Notes (exclusive of any Notes held by the Company, a Restricted Subsidiary or Affiliate).

	"Capitalized Lease" shall mean any lease the obligation for Rentals with respect to which is required to be capitalized on a balance sheet of the lessee in accordance with generally accepted accounting principles.

	"Capitalized Rentals" shall mean as of the date of any determination the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which the Company is a lessee would be reflected as a liability on a consolidated balance sheet of the Company and its Restricted Subsidiaries.

	"Change of Control" shall mean (i) each and every issue, sale or other disposition of shares of stock of the Company which results in any Person or group of Persons acting in concert (a "New Control Person"), other than Financial Federal or the Approved Owners, beneficially owning or controlling, directly or indirectly, more than 50% (by number of votes) of the Voting Stock of the Company, or (ii) each and every issue, sale or other disposition of shares of stock of Financial Federal which results in any Person or group of Persons acting in concert (a "New Control Person"), other than the Approved Owners, beneficially owning or controlling, directly or indirectly, more than 50% (by number of votes) of the Voting Stock of Financial Federal; provided, however, that a Change of Control shall not be deemed to have occurred if the long-term debt of any New Control Person is accorded a rating of "A" or better by a Qualified Rating Agency immediately prior to, and immediately after, beneficially acquiring the Voting Stock of the Company or Financial Federal, as the case may be.

	"Change of Control Date" shall mean any date upon which a Change of Control shall occur.

	"Closing Date" is defined in 1.2.

	"Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations from time to time promulgated thereunder.

	"Company" is defined at the beginning of this Agreement.

	"Competitor" shall mean any Person (i) whose primary business is the Finance Business and (ii) who is not a regular investor in privately placed Securities.

	"Consolidated Adjusted Net Income" shall mean as of the date of any determination thereof the sum of (i) Consolidated Net Income, plus (ii) to the extent deducted in the computation of Consolidated Net Income, all taxes on income.

	"Consolidated Adjusted Net Worth" shall mean, as of the date of any determination thereof:

	(a)	the sum of (i) the total stockholders equity account of the
Company and its Restricted Subsidiaries on a consolidated basis as determined in accordance with generally accepted accounting principles, plus
(ii) deferred income tax liabilities, plus (iii) the aggregate unpaid principal amount of outstanding Capital Debt, less, without duplication

	(b)	all Intangible Assets.

	"Consolidated Net Income" for any period shall mean the gross revenues of the Company and its Restricted Subsidiaries for such period less all expenses and other proper charges (including taxes on income), determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied and after eliminating earnings or losses attributable to outstanding Minority Interests, but excluding in any event:

	(a)	any gains or losses on the sale or other disposition of fixed or capital assets (other than the sale of repossessed collateral or residual interests in the ordinary course of the Finance Business), and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

	(b)	the proceeds of any life insurance policy (other than insurance supporting the payment of a receivable obligation);

	(c)	net earnings and losses of any Restricted Subsidiary accrued prior to the date it became a Restricted Subsidiary;

	(d)	net earnings and losses of any corporation (other than a
Restricted Subsidiary), substantially all the assets of which have been acquired in any manner, realized by such other corporation prior to the date of such acquisition;

	(e)	net earnings and losses of any corporation (other than a
Restricted Subsidiary) with which the Company or a Restricted Subsidiary shall have consolidated or which shall have merged into or with the Company or a Restricted Subsidiary prior to the date of such consolidation or merger;

	(f)	net earnings of any business entity (other than a Restricted
Subsidiary) in which the Company or any Restricted Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Company or such Subsidiary in the form of cash distributions;

	(g)	any portion of the net earnings of any Restricted Subsidiary which for any reason (other than solely because of a business determination which is subject to reversal at the sole election of the Company) is unavailable for payment of dividends to the Company or any other Restricted Subsidiary;

	(h)	earnings resulting from any reappraisal, revaluation or write-up of assets except to the extent that such reappraisal, revaluation or write-up has been approved by the independent public accountants then reporting on the Company's annual financial statements described in 5.22(b);

	(i)	any gain arising from the acquisition of any Securities of the
Company or any Restricted Subsidiary; and

	(j)	any reversal of allowances for possible losses in excess of actual recovery, except to the extent that provision for such losses shall have been made from income arising during the applicable period or periods being tested under 5.11.

	"D&P" shall mean Duff & Phelps Credit Rating Co.

	"Default" shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default as defined in 6.1.

	"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

	"Event of Default" is defined in 6.1.

	"Finance Business" shall mean the business of lending, consulting, guaranteeing obligations of others, financing and leasing property, the acquisition and ownership of receivables arising therefrom and the transaction of such other business as may be reasonably incidental thereto including, without limitation, the sale of repossessed collateral or property previously subject to lease.

	"Financial Federal" shall mean Financial Federal Corporation, a Nevada corporation.

	"Fitch" shall mean Fitch Investors Service, L.P.

	"Guaranties" by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect, guaranteeing any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, or (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, or (iii) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money, but not more than the portion thereof which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend, but not more than the portion thereof which has been guaranteed.

	"Indebtedness" of any Person shall mean and include all obligations of such Person (other than Non-Recourse Debt) which in accordance with generally accepted accounting principles shall be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include all
(i) obligations of such Person for borrowed money or which has been incurred in connection with the acquisition of property or assets, (ii) obligations secured by any lien or other charge upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (iv) all Guaranties of such Person, and (v) Capitalized Rentals under any Capitalized Lease. For the purpose of computing the "Indebtedness" of any Person, there shall be excluded any particular Indebtedness to the extent that, upon or prior to the maturity thereof, there shall have been deposited with the proper depository in trust the necessary funds (or evidences of such Indebtedness, if permitted by the instrument creating such Indebtedness) for the payment, redemption or satisfaction of such Indebtedness; and thereafter such funds and evidences of Indebtedness so deposited shall not be included in any computation of the assets of such Person.

	"Intangible Assets" shall mean, as of the date of any determination thereof, the total amount of goodwill, patents, trade names, trade marks, copyrights, franchises, experimental expense, organization expense, unamortized debt discount and expense, the excess of cost of shares acquired over book value of related assets and such other assets as are properly classified as "intangible assets" in accordance with generally accepted accounting principles.

	"Institutional Investor" shall mean (a) any original purchaser of a Note, (b) any holder of a Note holding more than 5% of the aggregate principal amount of the Notes then outstanding, and (c) any holder which is a bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

	"Make-Whole Premium" is defined in 2.2.

	"Minority Interests" shall mean any shares of stock of any class of a Restricted Subsidiary (other than directors' qualifying shares as required by law) that are not owned by the Company and/or one or more of its Restricted Subsidiaries. Minority Interests shall be valued by valuing Minority Interests constituting preferred stock at the voluntary or involuntary liquidating value of such preferred stock, whichever is greater, and by valuing Minority Interests constituting common stock at the book value of capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in preferred stock.

	"Moody's" shall mean Moody's Investors Service, Inc.

	"Non-Recourse Debt" shall mean Indebtedness of the Company or of a Restricted Subsidiary incurred in connection with the acquisition of property which, in turn, is subject to a lease or security agreement under which a Person other than a Restricted Subsidiary is the lessee or debtor, to the extent that (a) such lease or security agreement provides for rentals or other payments sufficient to pay the entire principal of and interest on such Indebtedness on or before the date or dates for payment thereof, and (b) such Indebtedness does not constitute a general obligation of the Company or any Restricted Subsidiary but is repayable solely out of the rentals or other sums payable under the lease or security agreement and/or the property subject thereto.

	"Note Register" is defined in 9.1.

	"Notes" is defined in 1.1.

	"Person" shall mean an individual, partnership, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

	"Priority Obligations" shall mean at any date the sum at such date of the unpaid principal amount of (i) all Senior Debt of the Company secured by liens permitted by 5.10(i) and (ii) all Senior Debt and all Guaranties of Restricted Subsidiaries other than Indebtedness to the Company or a Wholly-owned Restricted Subsidiary.

	"Purchasers" is defined in 1.1.

	"Qualified Rating Agency" shall mean D&P, Fitch, Moody's, S&P or another nationally recognized credit rating agency of similar standing if none of the aforementioned rating agencies are in the business of rating the investment or indebtedness, as the case may be, in question.

	"Receivables Securitization Transaction" shall mean any transaction pursuant to which (i) accounts receivable are sold or transferred, and (ii) the seller (a) retains an interest in the accounts receivable sold or transferred or (b) assumes any credit liability in connection with such sale or transfer.

	"Reinvestment Rate" is defined in 2.2.

	"Rentals" shall mean and include all fixed rents (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Restricted Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company or a Restricted Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges.
Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

	"Restricted Payments" is defined in 5.11.

	"Restricted Subsidiary" shall mean any Subsidiary (i) which is organized under the laws of the United States or any State, territory or possession thereof, or Canada or any Province thereof; (ii) which conducts substantially all of its business and has substantially all of its assets within the United States, territories or possessions thereof and Canada; (iii) of which more than 80% (by number of votes) of the Voting Stock is owned by the Company and/or one or more Restricted Subsidiaries; and (iii) which has been designated by the Board of Directors of the Company to be included in the definition of Restricted Subsidiary for all purposes of this Agreement.

	"S&P" shall mean Standard & Poor's Rating Group, a division of McGraw
Hill, Inc.

	"Security" shall have the same meaning as in Section 2(1)of the Securities Act of 1933, as amended.

	"Senior Debt" shall mean all Indebtedness of the Company for borrowed money or incurred in connection with the acquisition of assets which is not expressed to be subordinate or junior to any other Indebtedness of the Company and all Indebtedness of Restricted Subsidiaries for borrowed money or incurred in connection with the acquisition of assets.

	"Senior Guaranties" shall mean all Guaranties of the Company which are not expressed to be subordinated or junior to any other Indebtedness of the Company and all Guaranties of Restricted Subsidiaries.

	"Senior Obligations" shall mean the sum of (i) the aggregate unpaid principal amount of Senior Debt, (ii) the aggregate outstanding contingent liability with respect to Senior Guaranties, (iii) the aggregate amount of Capitalized Rentals and (iv) recourse obligations of the Company under Receivables Securitization Transactions.

	"Series A Notes" is defined in 1.1.

	"Series B Notes" is defined in 1.1.

	"Statistical Release" is defined in 2.2.

	"Subordinated Debt" shall mean all unsecured Indebtedness of the Company for borrowed money which shall contain or have applicable thereto subordination provisions substantially identical in effect to those contained in Exhibit E hereof or such other provisions as may be approved in writing by the holders of not less than 66-2/3% in aggregate principal amount of the outstanding Notes (exclusive of any Notes held by a Restricted Subsidiary or Affiliate).

	"Subordinated Guaranties" shall mean all Guaranties of the Company which shall contain or have applicable thereto subordination provisions substantially identical in effect to those contained in Exhibit E hereof or such other provisions as may be approved in writing by the holders of not less than 66 2/3% in aggregate principal amount of the outstanding Notes (exclusive of Notes held by a Restricted Subsidiary or Affiliate).

	"Subordinated Obligations" shall mean the sum of (i) the aggregate unpaid principal amount of Subordinated Debt, and (ii) the aggregate outstanding contingent liability with respect to Subordinated Guaranties of the Company.

	The term "subsidiary" shall mean, as to any particular parent corporation, any corporation of which more than 50% (by number of votes) of the Voting Stock shall be owned by such parent corporation and/or one or more corporations which are themselves subsidiaries of such parent corporation. The term "Subsidiary" shall mean a subsidiary of the Company.

	"Total Debt" shall mean the sum of Senior Obligations and Subordinated Obligations.

	"Unrestricted Subsidiary" shall mean any Subsidiary which is not a Restricted Subsidiary.

	"Voting Stock" shall mean Securities of any class or classes the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

	"Weighted Average Life to Maturity" is defined in 2.2.

	"Wholly-owned" when used in connection with any Subsidiary shall mean a Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors' qualifying shares) and all Indebtedness for borrowed money shall be owned by the Company and/or one or more of its Wholly-owned Subsidiaries.

	Section 8.2.	Accounting Principles.  Where the character or amount
of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with generally accepted accounting principles in effect at the time of calculation, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

	Section 8.3.	Directly or Indirectly.  Where any provision in this
Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

Section 9.	Miscellaneous.

	Section 9.1.	Registered Notes.  The Company shall cause to be kept
at its office specified in the penultimate sentence of 9.6 or at such other address as may be designated in the future pursuant to the penultimate sentence of 9.6, a register for the registration and transfer of the Notes (hereinafter called the "Note Register"), and the Company will register or transfer or cause to be registered or transferred, as hereinafter provided and under such reasonable regulations as it may prescribe, any Note issued pursuant to this Agreement.

	At any time and from time to time the registered holder of any Note which has been duly registered as hereinabove provided may transfer such Note upon surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or its attorney duly authorized in writing.

	Notwithstanding anything contained herein to the contrary, in no event shall the holder of a Note transfer such Note to a Competitor.

	The Person in whose name any registered Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes of this Agreement. Payment of or on account of the principal, premium, if any, and interest on any registered Note shall be made to or upon the written order of such registered holder.

	Section 9.2.	Exchange of Notes.  At any time and from time to time,
upon not less than ten days' notice to that effect given by the holder of any
Note initially delivered or of any Note substituted therefor pursuant to 9.1, this 9.2 or 9.3, and, upon surrender of such Note at its office, the Company will deliver in exchange therefor, without expense to the holder, except as set forth below, Notes of the same Series and for the same aggregate principal amount as the then unpaid principal amount of the Note so surrendered, in the denomination of U.S.$100,000 or any amount in excess thereof as such holder shall specify, dated as of the date to which interest has been paid on the Note so surrendered or, if such surrender is prior to the payment of any interest thereon, then dated as of the date of issue, payable to such Person or Persons, or registered assigns, as may be designated by such holder, and otherwise of the same form and tenor as the Notes so surrendered for exchange.
 The Company may require the payment of a sum sufficient to cover any stamp tax or governmental charge imposed upon such exchange or transfer.

	Section 9.3.	Loss, Theft, etc. of Notes.  Upon receipt of evidence
satisfactory to the Company of the loss, theft, mutilation or destruction of any Note, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon surrender and cancellation of the Note, the Company will make and deliver without expense to the holder thereof (other than the expense of the above-referenced bond of indemnity), a new Note, of the same Series and of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note. If the Purchaser or any subsequent institutional holder is the owner of any such lost, stolen or destroyed Note, then the affidavit of an authorized officer of such owner, setting forth the fact of loss, theft or destruction and of its ownership of the Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof and no further indemnity shall be required as a condition to the execution and delivery of a new Note other than the written agreement of such owner to indemnify the Company.

	Section 9.4.	Expenses, Stamp Tax Indemnity.  Whether or not the
transactions herein contemplated shall be consummated, the Company agrees to pay directly all of your out-of-pocket expenses in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated hereby, including but not limited to the charges and disbursements of Chapman and Cutler, your special counsel, duplicating and printing costs and charges for shipping the Notes, adequately insured to you at your home office or at such other place as you may designate, and all such expenses relating to any amendment, waivers or consents pursuant to the provisions hereof, whether or not any such amendment, waiver or consent shall become effective, including, without limitation, any amendments, waivers or consents resulting from any work-out, restructuring or similar proceedings relating to the performance by the Company of its obligations under this Agreement and the Notes. The Company also agrees that it will pay and save the Purchasers harmless against any and all liability with respect to stamp and other taxes, if any, which may be payable or which may be determined to be payable in connection with the execution and delivery of this Agreement or the Notes on the Closing Date, whether or not any Notes are then outstanding. The Company agrees to protect and indemnify you against any liability for any and all brokerage fees and commissions payable or claimed to be payable to any Person engaged by any Person other than you in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, the Company agrees to pay the cost of obtaining a private placement number for each Series of the Notes and authorizes the submission of such information as may be required by Standard & Poor's CUSIP Service Bureau for the purpose of obtaining such numbers.

	Section 9.5.	Powers and Rights Not Waived; Remedies Cumulative.  No
delay or failure on the part of the holder of any Note in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies of the holder of any Note are cumulative to and are not exclusive of any rights or remedies any such holder would otherwise have, and no waiver or consent, given or extended pursuant to 7 hereof, shall extend to or affect any obligation or right not expressly waived or consented to.

	Section 9.6.	Notices.  All communications provided for hereunder
shall be in writing and, if to you, delivered or mailed by registered or certified mail or by overnight air courier, in each case prepaid and addressed to you at your address appearing on Schedule I to this Agreement or such other address as you or the subsequent holder of any Note initially issued to you may designate to the Company in writing, and if to the Company, delivered or mailed by registered or certified mail or by overnight air courier, in each case prepaid and addressed to the Company at 1300 Post Oak Boulevard, Suite 1300, Houston, Texas 77056, Attention: President, or to such other address as the Company may in writing designate to you or to a subsequent holder of the Notes initially issued to you. Holders of the Notes are requested to send copies of any written communications delivered or mailed to the Company as contemplated herein to Financial Federal Credit Inc., 400 Park Avenue, New York, New York 10022, Attention: General Counsel, or to such other address as the Company may in writing designate to you or to a subsequent holder of the Notes initially issued to you. Failure to send such a copy shall in no way alter the effectiveness of any communication delivered or mailed to the Company as hereinabove provided or give rise to any liability on the part of the holder giving or mailing such communication.

	Section 9.7.	Successors and Assigns.  This Agreement shall be
binding upon, and inure to the benefit of, the Company and its successors and assigns and shall be binding upon, and inure to the benefit of, you and your successors and assigns, including each successive holder or holders of any Notes.

	Section 9.8.	Survival of Covenants and Representations.  All
covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant hereto, whether or not in connection with the Closing Date, shall survive the closing and the delivery of this Agreement and the Notes; provided, however, unless otherwise specified herein or therein, all such representations and warranties are deemed to be made on and as of the date made and shall not be deemed to have been made on and as of any subsequent date.

	Section 9.9.	Severability.  Should any part of this Agreement for
any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts, or portion which may, for any reason, be hereafter declared invalid.

	Section 9.10.	Governing Law.  This Agreement and the Notes issued
and sold hereunder shall be governed by and construed in accordance with New York law.

	Section 9.11.	Captions.  The descriptive headings of the various
Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

	Section 9.12.	Payments Due on Non-Business Days.  If any payment due
on, or with respect to, any Note shall fall due on a day other than a Business Day, then such payment shall be made on the first Business Day following the day on which such payment shall have so fallen due.
The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.


Financial Federal Credit Inc.
By
     Its
By
     Its
Accepted as of July 1, 1997.
                                       43
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